                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Provident Senior Living Trust ("Provident Trust"), a Maryland real estate investment trust, and Darryl W. Copeland, Jr.("the Executive") and shall only become effective upon the effective date (the "Effective Date") of the first issuance of securities in a private offering under rule 144A, expected to be completed on or about May 31, 2004 (the "Private Offering") of common shares of beneficial ownership in Provident Trust ("Common Shares").

         1. Employment. Provident Trust hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination of in accordance with the terms of this Agreement (the "Employment Period"). The Employment shall be automatically renewed for a one-year period on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless either party has notified the other in writing at least six months prior to the expiration of the then Employment Period that it does not want the Employment Period to so renew. Unless prevented by sickness or disability, the Executive shall use his best and most diligent efforts to promote the interests of Provident Trust and its affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive will not, without the prior written approval of Provident Trust's Board of Trustees, engage in any other business activity that would interfere with the performance of his duties, services and responsibilities hereunder or that is in violation of policies established by Provident Trust; provided, however, that this Agreement shall not be interpreted as prohibiting the Executive from managing his personal affairs, engaging in charitable or civic activities or engaging in other activities that the Executive believes in good faith are beneficial to the business, prospects and reputation of Provident Trust.

         2. Title. At all times during the Employment Period, (i) the Executive's title shall be Chief Executive Officer and President of Provident Trust, and (ii) Provident Trust shall cause the Executive to be appointed to its Board of Trustees (the "Board of Trustees"). The Executive shall have the powers, responsibilities and authorities of Chief Executive Officer, President, Trustee and Chairman of the Board of Trustees, as established by custom and practice or as otherwise determined by the Board of Trustees, and the Executive shall report solely to the Board of Trustees.

         3. Compensation. As compensation for the Executive's services under this Agreement, Provident Trust shall pay the Executive a base salary at the rate of $350,000 per year, payable in equal installments in accordance with Provident Trust's practice. Beginning in the first quarter of 2005, the Executive's base salary then in effect and other components of his compensation shall be reviewed and, if appropriate, revised by the Board of Trustees no less frequently than annually, provided that the Executive's annual base salary shall not be less than $350,000 during the Employment Period and shall be increased annually by not less than the increase, if any, in the New York-Northern NJ-Long Island, NY-NJ-CT-PA Consumer Price

Index for the 12 months preceding the date of such review. The Executive shall not participate in such compensation review or revision.

         4. Annual Incentive. The Executive shall be eligible to participate in Provident Trust's annual incentive bonus plan in accordance with its terms and conditions as determined by the Board or a committee thereof from time to time. During the Employment Period, the target amount of such bonus shall be 100% of the Executive's base salary at the end of the prior calendar year. The actual amount of the annual bonus shall be determined by the Board of Trustees (or a committee thereof) and may be greater than the target amount for such year. In making such determination, the Board of Trustees or such committee will consider, among other criteria, the Executive's performance, Provident Trust's overall economic performance and Provident Trust's performance relative to its industry peers. For award year 2004, the Executive shall be eligible for a bonus payable in February 2005 or as soon thereafter as practicable. The Executive shall not participate in deliberations or determinations of the Board of Trustees concerning his bonus.

         5. Long-Term Incentives. The Executive shall be eligible to receive annual awards under Provident Trust's Long Term Incentive Plan and under any additional, replacement or successor long-term incentive compensation plans, programs or arrangements applicable to senior-level executives. The form, amount and grant date of any long-term incentives shall be determined by the Board of Trustees (or a committee thereof). The Executive shall not participate in such determination.

         6. OP Award. Upon the Effective Date, the Executive also shall receive an award of a partnership interest in PSLT OP, L.P., Provident Trust's operating partnership ("Provident OP"). The terms and conditions of such award shall be as described in Attachment "A" annexed hereto.

         7. Participation in Other Benefit Plans. As an employee of Provident Trust, the Executive shall be eligible to participate in Provident Trust's employee benefit plans for its salaried employees on a basis comparable to Provident Trust's other most senior executives, including but not limited to its medical, dental, disability, life insurance, retirement and savings plans, subject to any contribution requirements applicable to participants of such plans and programs.

         8. Other Benefits.

                  (a) During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement. Provident Trust shall reimburse him for all such reasonable business expenses subject to and in accordance with the terms and conditions of Provident Trust's policies applicable to senior executives.

                  (b) Provident Trust shall indemnify and hold harmless the Executive in the same amount and to the same extent as its other senior officers and trustees for any action or inaction of the Executive while serving as an officer, trustee or director of Provident Trust or any of its affiliates or, at Provident Trust's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. Provident Trust shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after termination of employment in the same amount and to the same extent as Provident Trust covers its other senior officers, directors and trustees.

                  (c) During the Employment Period, the Executive shall be entitled to take four weeks of paid vacation during each calendar year, subject to and in accordance with the terms and conditions of Provident Trust's vacation policies applicable to senior executives. Executive recognizes his responsibilities to Provident Trust and its Affiliates and will take those responsibilities into account when scheduling and taking vacations.

         9. Full Settlement. Provident Trust's obligation to make the payments or grant the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Provident Trust may have against the Executive or others, except as otherwise provided in this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits granted to the Executive under any of the provisions of this Agreement and such amounts or benefits shall not be reduced because the Executive obtains other employment, except as otherwise provided in this Agreement, except that any continued healthcare benefits provided for in subparagraphs 10(b) and 10(c) shall be secondary to any coverage provided to the Executive and his spouse and eligible dependents by any such other employment.

         10.      Termination.

                  (a) By Provident Trust for Cause. Upon written notice to the Executive specifying the basis for such action, Provident Trust may discharge the Executive and terminate this Agreement for Cause. As used in this paragraph, "Cause" shall exist only if, after reasonable investigation, a majority of the Board of Trustees (excluding the Executive), after providing the Executive (and his counsel, if he so chooses) a reasonable opportunity to be heard, finds that one or more of the following conditions exists: (i) an act or acts of personal dishonesty or misrepresentation made by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of Provident Trust; (ii) demonstrably willful and deliberate violations by the Executive of the Executive's obligations under this Agreement; (iii) the Executive's gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to Provident Trust; (iv) the final, non-appealable conviction by a court of law of, or plea of nolo contendere by, the Executive of a felony. Upon Provident Trust's termination of this Agreement for Cause, (i) the Executive shall forfeit any remaining equity awards granted under paragraph 5 hereof (whether or not vested) that have not yet been exercised or become unrestricted (as applicable) as of the date of such termination; (ii) Provident Trust shall have no obligation to provide severance or separation pay to the Executive; and (iii) Provident Trust shall be relieved, as of the effective date of the termination, from any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. For purposes of the foregoing sentence, the annual bonus described in paragraph 4, and equity and incentive awards described in paragraphs 5 and 6 shall not be deemed accrued or vested benefits.

                  (b) By Provident Trust without Cause or by Reason of Disability, by Reason of Death, or by the Executive for Good Reason. Upon written notice to the Executive, Provident Trust may discharge the Executive and terminate this Agreement without Cause at any time during the Employment Period. Upon written notice to the Executive specifying the basis for such action, Provident Trust may discharge the Executive and terminate this Agreement at any time during the Employment Period by reason of Disability which, for purposes of this Agreement, means the failure of the Executive to carry out substantially and effectively Executive's duties and responsibilities hereunder for a period in excess of three consecutive months or six months in any 12-month consecutive period. Upon the death of the Executive during the Employment Period, this Agreement will terminate. Upon written notice to Provident Trust specifying the basis for such action, the Executive may terminate this Agreement during the Employment Period for Good Reason which, for purposes of this Agreement, will arise only upon (i) any material adverse change in the Executive's titles, powers, responsibilities, authorities or reporting relationships, (ii) any material breach by Provident Trust of any material provision of this Agreement, or (iii) the relocation of the Executive's principal place of performance more than 20 miles from New York, New York, or Princeton, New Jersey, in each case which occurs without the Executive's prior written consent and which is not fully corrected within 30 days of written notice to the Board of Trustees. Upon termination of this Agreement during the Employment Period either by Provident Trust without Cause or by reason of Disability, by reason of the death of the Executive, or by the Executive for Good Reason (as described above), Provident Trust shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, in return for a general release and waiver of claims,
(i) the Executive (or, if applicable, the Executive's designated beneficiary or, in the absence of a designated beneficiary, the Executive's estate) shall also be entitled to receive a severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to twice the sum (one times the sum in the case of termination by reason of Disability) of the Executive's then current annual base pay plus the last annual bonus he received from Provident Trust prior to such termination (annualized if not for a full year), and payment for 12 months by Provident Trust of the premium cost of COBRA continuation coverage for him and any spouse and dependents who are eligible for COBRA continuation coverage, and (ii) any remaining equity awards granted under paragraph 5 or 6 hereof that have not yet become vested, exercisable or unrestricted (as applicable) as of the date of such termination shall become vested, exercisable or unrestricted (as applicable). The foregoing benefits shall be in lieu of any other severance payment or arrangement under any Provident Trust plan, policy or practice, and (i) the severance portion of such benefits shall be paid in a single lump sum as soon as reasonably practicable after the Executive's termination, and (ii) in the case of termination by reason of Disability, such benefits shall be paid in 12 equal monthly installments beginning on the last day of the month following the month in which the Executive's employment with Provident Trust terminated; provided, however, that upon the Executive's post-employment substantial or material breach of any of his obligations set forth in paragraph 11 below, or upon Provident Trust's learning after the termination of the Executive's employment that the Executive either breached any such obligation during the Employment Period, or engaged in conduct during the Employment Period that would have warranted the termination of this Agreement for Cause under paragraph 10(a) hereof, Provident Trust shall be relieved of the obligation to make any, or any further, severance or COBRA payment or payments under this subparagraph 10(b), and any remaining equity awards that have not yet been paid, exercised or transferred shall thereupon be forfeited.

                  (c) By Provident Trust without Cause or by the Executive for Good Reason Following a Change in Control. If within two years of a "Change in Control" as defined in Attachment "B" annexed hereto, the Executive's employment with Provident Trust is terminated by Provident Trust without Cause or by the Executive for Good Reason, Provident Trust shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, in return for a general release and waiver of claims, (i) the Executive shall be entitled to receive (i) a lump sum severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to three times the sum of the Executive's current annual base pay plus the last annual bonus he received from Provident Trust prior to such termination (annualized if not for a full year), and payment for 12 months by Provident Trust of the premium cost of COBRA continuation coverage for him and any spouse and dependents who are eligible for COBRA continuation coverage, and (ii) any remaining equity awards granted under paragraph 5 or 6 hereof that have not yet become vested, exercisable or unrestricted (as applicable) as of the date of such termination shall become vested, exercisable or unrestricted (as applicable). The foregoing severance benefits shall be in lieu of any other severance payment or arrangement under any Provident Trust plan, policy or practice. If it shall be determined that any payment or benefit provided to the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Executive shall receive a "Tax Gross-Up Payment." A Tax Gross-Up Payment means an amount payable to the Executive such that, after payment of any excise tax and any income taxes on such gross-up amount, there remains a balance sufficient to pay the excise tax being reimbursed.

                  (d) Continuing Obligations. The termination of this Agreement shall not affect any of the Executive's post-employment obligations that may arise under paragraph 11 below.

         11. Noncompete, Nonsolicitation, Developments, Nondisparagement and Confidentiality. In consideration for the compensation and benefits provided pursuant to this Agreement, the Executive agrees:

                  (a) While the Executive is an employee of Provident Trust and for a period of one year after his employment by Provident Trust terminates, the Executive will not (as an individual, principal, agent, employee, consultant or otherwise) for any reason without Provident Trust's prior written consent, directly or indirectly in any territory in which Provident Trust and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in competition with, the business of Provident Trust, which includes, but is not limited to, the ownership, operation, management, leasing or financing of independent senior living, assisted senior living or skilled nursing facilities located in the United States and any other business in which Provident Trust and/or its any of its affiliates is then engaged

(hereinafter collectively, the "Business of Provident Trust"). In addition, the Executive agrees not to have an equity interest in any such firm or business other than as a less than 5% shareholder of a public corporation.

                  (b) During the Executive's employment with Provident Trust and for a period of two years following the termination of his employment with Provident Trust, he will not, directly or indirectly, (i) solicit or contact any customer or targeted potential customer of Provident Trust and/or any of its affiliates for the purpose of offering products or services that, directly or indirectly, compete or interfere with the Business of Provident Trust and/or its any of its affiliates, (ii) induce or attempt to induce, any employees, agents or other consultants of Provident Trust and/or its any of its affiliates to do anything from which the Executive is restricted by reason of this Agreement,
(iii) offer or aid others to offer employment to any employees, agents, or other consultants of Provident Trust and/or its any of its affiliates, or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and Provident Trust and/or any of its affiliates.

                  (c) The Executive and Provident Trust agree that, during the Employment Period and following the termination of the Employment Period, neither party will disparage the other, including Provident Trust's affiliates, products, customers, clients, officers, employees, former employees, representatives and agents, in any way whatsoever.

                  (d) All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of Provident Trust (collectively "Developments") that the Executive may conceive, make, invent or suggest during or as a result of his employment by Provident Trust, whether acting alone or in conjunction with others, shall be the sole and absolute property of Provident Trust free of any rights of any kind on the part of the Executive. The Executive shall promptly make full disclosure of all Developments to Provident Trust. The Executive agrees to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by Provident Trust to be necessary or desirable at any time in order to effect the full assignment to Provident Trust of his rights, if any, to such Developments.

                  (e) The Executive recognizes that, in connection with his employment by Provident Trust, he may learn of, and/or it may be desirable or necessary for Provident Trust to disclose to him confidential information ("Confidential Information"). The Executive understands that Confidential Information is valuable and propriety to Provident Trust (or to third parties that have entrusted the Confidential Information to Provident Trust). The Executive agrees that, except as required by his employment with Provident Trust, he will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of Provident Trust. The term Confidential Information shall include, but shall not be limited to: (i) customer lists, property lists, lists of potential customers or properties and details of agreements with customers or regarding properties;
(ii) acquisition, expansion, marketing, financial and other business information and plans of Provident Trust; (iii) research and development; (iv) data compiled by Provident Trust; (v) computer programs; (vi) sources of supply; (vii) identity of specialized consultants and contractors and Confidential Information developed by them for Provident Trust; (viii) purchasing, operating and other cost data; (ix) special customer needs, cost and pricing data; (x) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (xi) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by Provident Trust as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by the Executive) or that is disclosed to the Executive by a third party under no obligation to keep such information confidential.

                  (e) Upon the termination of the Executive's employment with Provident Trust or upon Provident Trust's request, whichever is sooner, the Executive shall immediately deliver to Provident Trust all plans, designs, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other documents and data relating to Provident Trust's products, services, or business then in the Executive's possession or control or available from other persons receiving such documents from the Executive, whether prepared by the Executive or others. The Executive shall not retain any copies or abstracts of any such documents. Upon the termination of the Executive's employment with Provident Trust, the Executive shall immediately deliver to Provident Trust all Provident Trust property in his possession or control including, but not limited to, computer(s) and office equipment.

                  (f) Any substantial or material breach by the Executive of any of the post-employment obligations set forth in this paragraph 11 shall terminate any further post-employment obligations that Provident Trust may have relative to providing post-employment compensation or benefits to the Executive and shall result in the immediate expiration of any outstanding options, rights and other awards, vested or unvested.

         12. Applicable Law. Any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New York and the United States.

         13. Enforceability. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and effect and shall continue to be enforceable to the fullest and greatest extent permitted by law.

         14. No Representations. The Executive agrees that no promises, other than the promises in this Agreement, have been made to him by or on behalf of Provident Trust. He agrees that in executing this Agreement he is not relying upon any statement or representation, other than those set forth herein, made by or on behalf of Provident Trust concerning his employment by Provident Trust.

         15. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of Provident Trust shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon Provident Trust and its successors and assigns.

                  (c) Provident Trust shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Provident Trust to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Provident Trust would be required to perform it if no such succession had taken place.

         16. Contingencies. This Agreement is contingent upon the successful (i.e., satisfactory to Provident Trust) completion of both a pre-employment drug screen and a background check of the Executive prior to the Effective Date.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                    PROVIDENT SENIOR LIVING TRUST

                                    By: /s/ Charles A. Post
                                        ----------------------------

                                    EXECUTIVE

                                     /s/ Darryl W. Copeland, Jr.
                                    --------------------------------
                                    Darryl W. Copeland, Jr.

                                  ATTACHMENT A

                       SUMMARY OF PROVIDENT OP GRANT TERMS

                          Number of LTIP Units: 110,000
                         Purchase Price Per Unit: $0.25

 Vesting: 1/3 of Units upon each of first three anniversaries of the Effective
  Date, provided that the Executive remains in continuous service through such anniversary

                                  ATTACHMENT B

                  A "Change in Control" shall mean the occurrence during the Employment Period, but after the completion of the Private Offering, of any one of the following events:

                  (a) An acquisition (other than directly from Provident Trust) of any Common Shares or other voting securities of Provident Trust by any "Person" (for purposes of this Section only, as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either
(i) the then outstanding Common Shares or (ii) the combined voting power of Provident Trust's then outstanding voting securities entitled to vote for the election of trustees or directors (the "Voting Securities"); provided, however, in determining whether a Change in Control has occurred, Common Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Provident Trust or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Provident Trust (for purposes of this definition, a "Related Entity"), (ii) Provident Trust or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); or

                  (b) The individuals who, on the Effective Date, are members of the Board of Trustees of Provident Trust (the "Incumbent Board"), (i) cease for any reason to constitute at least a majority of the members of the Board of Trustees of Provident Trust, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the Board of Trustees of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by Provident Trust's common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees of Provident Trust (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

                  (c) The consummation of:

                           (i) A merger, consolidation or reorganization with or
into Provident Trust or a direct or indirect subsidiary of Provident Trust or in which securities of Provident Trust are issued (a "Merger"), unless the Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean:

                                    (A) the shareholders of Provident Trust
immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common shares and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

                                    (B) the individuals who were members of the
Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the Board of Trustees of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

                                    (C) no Person other than (1) Provident Trust
or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Provident Trust or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Common Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common shares of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation.

                           (ii) A complete liquidation or dissolution of
Provident Trust; or

                           (iii) The sale or other disposition of all or
substantially all of the assets of Provident Trust and its subsidiaries taken as a whole to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to Provident Trust's shareholders of the stock of a Related Entity or any other assets).

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Shares or Voting Securities as a result of the acquisition of Common Shares or Voting Securities by Provident Trust which, by reducing the number of Common Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Shares or Voting Securities by Provident Trust, and after such share acquisition by

Provident Trust, the Subject Person becomes the Beneficial Owner of any additional Common Shares or Voting Securities which increases the percentage of the then outstanding Common Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.